Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Form 8-K of 57th Street General Acquisition Corp. of our report, dated February 11, 2011, relating to the consolidated balance sheets of Crumbs Holdings LLC as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years then ended, and to the reference to our Firm under the caption “Experts”.
/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
May 11, 2011